Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following is a discussion and analysis of our financial position and results of operations and should be read in conjunction with the information set forth in our Annual Report on Form 10-K for the year ended December 31, 2005, under “Item 1A. Risks Factors,” and under “General” in “Item 7A. Quantitative and Qualitative Disclosures about Market Risk,” and with our consolidated financial statements and notes thereto under ”Item 8. Financial Statements and Supplementary Data” filed as Exhibit 99.3 to this report.

Special Note Regarding Forward-Looking Statements

When used in this report and in other filings with the Securities and Exchange Commission, in press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will," "should," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "plans," or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to our future financial performance, strategic plans or objectives, revenues or earnings projections, or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) expected cost savings and synergies from our merger and acquisition activities might not be realized within the expected time frames, and costs or difficulties related to integration matters might be greater than expected; (2) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (3) competitive pressures among depository institutions; (4) interest rate movements and their impact on customer behavior and net interest margin; (5) the impact of repricing and competitors’ pricing initiatives on loan and deposit products; (6) the ability to adapt successfully to technological changes to meet customers’ needs and developments in the market place; (7) our ability to realize the residual values of our direct finance, leveraged, and operating leases; (8) our ability to access cost-effective funding; (9) changes in financial markets; (10) changes in economic conditions in general and in the Chicago metropolitan area in particular; (11) the costs, effects and outcomes of litigation; (12) new legislation or regulatory changes, including but not limited to changes in federal and/or state tax laws or interpretations thereof by taxing authorities; (13) changes in accounting principles, policies or guidelines; (14) our future acquisitions of other depository institutions or lines of business; (15) our deposit growth and deposit mix resulting from our new deposit gathering strategy may be less favorable than expected; and (16) the impact of the guidance recently prepared by the Office of the Comptroller of the Currency regarding concentrations in real estate lending.

We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Overview

We had net income of $64.8 million for the year ended December 31, 2005 compared to $63.1 million for the year ended December 31, 2004, an increase of $1.6 million, or 2.6%. Fully diluted earnings per share for 2005 increased 1.4% to $2.24 compared to $2.21 per share in 2004.

We adopted Statement of Financial Accounting Standards No. 123R, "Share-Based Payment" (Statement 123R) in the quarter ended March 31, 2006. Statement 123R requires that the grant date fair value of equity awards to employees be recognized as compensation expense over the period during which an employee is required to provide service in exchange for such award. Because we elected to adopt Statement 123R using modified retrospective application, the financial information in this Item 7 and elsewhere in this report has been restated to reflect the impact of adoption. See Note 19, "Stock-Based Compensation" in the Notes to Consolidated Financial Statements contained in Exhibit 99.3 to this report for information on the impact of adopting Statement 123R and its effect on prior periods.

The profitability of our operations depends primarily on our net interest income after provision for loan losses, which is the difference between total interest earned on interest earning assets and total interest paid on interest bearing liabilities less provision for loan losses. Additionally, our net income is affected by other income and other expenses. The provision for loan losses reflects the amount added to the allowance for loan losses that we believe is needed to ensure the allowance is adequate to cover probable credit losses in the loan portfolio. Non-interest income or other income consists of loan service fees, deposit service fees, net lease financing income, trust and asset management fees, brokerage fees, net gains (losses) on the sale of securities available for sale, increase in cash surrender value of life insurance, net gain (loss) on sale of assets, gain on sale of bank subsidiary and other operating income. Other expenses include salaries and employee benefits, occupancy and equipment expense, computer services expense, advertising and marketing expense, professional and legal expense, brokerage fee expense, telecommunication expense, other intangibles amortization expense, prepayment fee on Federal Home Loan Bank advances, other operating expenses, and merger expenses.

Net interest income is affected by changes in the volume and mix of interest earning assets, the level of interest rates earned on those assets, the volume and mix of interest bearing liabilities and the level of interest rates paid on those interest bearing liabilities. The provision for loan losses is dependent on changes in the loan portfolio and management’s assessment of the collectibility of the loan portfolio, as well as economic and market conditions. Other income and other expenses are impacted by growth of operations and growth in the number of accounts through both acquisitions and core banking business growth. Growth in operations affects other expenses as a result of additional employees, branch facilities and promotional marketing expense. Growth in the number of accounts affects other income, including service fees as well as other expenses such as computer services, supplies, postage, telecommunications and other miscellaneous expenses.

Critical Accounting Policies

Our consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and follow general practices within the industries in which we operate. This preparation requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; accordingly, as this information changes, actual results could differ from the estimates, assumptions, and judgments reflected in the financial statements. Certain policies inherently have a greater reliance on the use of estimates, assumptions, and judgments and, as such, have a greater possibility of producing results that could be materially different than originally reported. Management believes the following policies are both important to the portrayal of our financial condition and results of operations and require subjective or complex judgments; therefore, management considers the following to be critical accounting policies. Management has reviewed the application of these polices with the Audit Committee of our Board of Directors.

Allowance for Loan Losses. Subject to the use of estimates, assumptions, and judgments is management's evaluation process used to determine the adequacy of the allowance for loan losses which combines several factors: management's ongoing review and grading of the loan portfolio, consideration of past loan loss and recovery experience, trends in past due and nonperforming loans, risk characteristics of the various classifications of loans, existing economic conditions, the fair value of underlying collateral, and other qualitative and quantitative factors which could affect probable credit losses. Because current economic conditions can change and future events are inherently difficult to predict, the anticipated amount of estimated loan losses, and therefore the adequacy of the allowance, could change significantly. As an integral part of their examination process, various regulatory agencies also review the allowance for loan losses. Such agencies may require that certain loan balances be charged off when their credit evaluations differ from those of management or require that adjustments be made to the allowance for loan losses, based on their judgments about information available to them at the time of their examination. We believe the allowance for loan losses is adequate and properly recorded in the financial statements. See "Allowance for Loan Losses" section below for further analysis.

Residual Value of Our Direct Finance, Leveraged, and Operating Leases. Lease residual value represents the present value of the estimated fair value of the leased equipment at the termination date of the lease. Realization of these residual values depends on many factors, including management’s use of estimates, assumptions, and judgment to determine such values. Several other factors outside of management’s control may reduce the residual values realized, including general market conditions at the time of expiration of the lease, whether there has been technological or economic obsolescence or unusual wear and tear on, or use of, the equipment and the cost of comparable equipment. If, upon the expiration of a lease, we sell the equipment and the amount realized is less than the recorded value of the residual interest in the equipment, we will recognize a loss reflecting the difference. On a quarterly basis, management reviews the lease residuals for potential impairment. If we fail to realize our aggregate recorded residual values, our financial condition and profitability could be adversely affected. At December 31, 2005, the aggregate residual value of the equipment leased under our direct finance, leveraged, and operating leases totaled $29.5 million. See Note 1 and Note 6 of the notes to our audited consolidated financial statements for additional information.

Income Tax Accounting. Income tax expense recorded in the consolidated income statement involves interpretation and application of certain accounting pronouncements and federal and state tax codes, and is, therefore, considered a critical accounting policy. We undergo examination by various regulatory taxing authorities. Such agencies may require that changes in the amount of tax expense or valuation allowance be recognized when their interpretations differ from those of management, based on their judgments about information available to them at the time of their examinations. There can be no assurance that future events, such as court decisions or positions of federal and state taxing authorities, will not differ from management’s current assessment of tax liabilities, the impact of which could be significant to the consolidated results of operations and reported earnings. We believe the tax liabilities are adequately and properly recorded in the consolidated financial statements. See “Income Taxes” section below for further discussion.

Recent Accounting Pronouncements. Refer to Note 1 of the Consolidated Financial Statements for a description of recent accounting pronouncements including the respective dates of adoption and effects on results of operations and financial condition.

Net Interest Income

The following table presents, for the periods indicated, the total dollar amount of interest income from average interest earning assets and the related yields, as well as the interest expense on average interest bearing liabilities, and the related costs, expressed both in dollars and rates (dollars in thousands). The table below and the discussion that follows contain presentations of net interest income and net interest margin on a tax-equivalent basis, which is adjusted for the tax-favored status of income from certain loans and investments. Net interest margin also is presented on a tax-equivalent basis in “Item 6. Selected Financial Data.” We believe this measure to be the preferred industry measurement of net interest income, as it provides a relevant comparison between taxable and non-taxable amounts. Reconciliations of net interest income and net interest margin on a tax-equivalent basis to net interest income and net interest margin in accordance with accounting principles generally accepted in the United States of America are provided in the table.

	Year Ended December 31,
	2005			2004			2003
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate	Balance	Interest	Rate

Interest Earning Assets:
Loans (1) (2)	$ 3,571,083	$ 235,965	6.61%	$ 3,076,077	$ 178,005	5.79%	$ 2,746,920	$ 164,325	5.98%
Loans exempt from federal
income taxes (3)	2,939	190	6.38	3,164	206	6.40	3,589	238	6.54
Taxable investment securities	1,132,716	47,305	4.18	1,036,372	43,061	4.15	884,619	36,933	4.18
Investment securities exempt
from federal income taxes (3)	275,012	15,479	5.55	220,148	12,563	5.61	141,171	8,035	5.61
Federal funds sold	2,243	84	3.69	5,008	48	0.94	19,439	215	1.09
Other interest bearing deposits	13,179	365	2.77	9,463	100	1.06	6,568	53	0.81
Total interest earning assets	4,997,172	299,388	5.99	4,350,232	233,983	5.38	3,802,306	209,799	5.52
Non-interest earning assets	520,965			450,929			371,002
Total assets	$ 5,518,137			$ 4,801,161			$ 4,173,308

Interest Bearing Liabilities:
Deposits:
NOW and money market deposit	$ 760,673	$ 9,853	1.30	$ 741,912	$ 5,835	0.79	$ 684,819	$ 5,986	0.87
Savings deposit	508,470	3,299	0.65	506,737	2,957	0.58	462,672	3,072	0.66
Time deposits	2,165,721	69,104	3.19	1,801,494	44,582	2.47	1,646,501	44,170	2.68
Short-term borrowings	680,820	19,982	2.93	472,541	6,754	1.43	285,753	4,021	1.41
Long-term borrowings and junior
subordinated notes	179,606	10,280	5.65	169,019	8,986	5.23	125,534	8,119	6.38
Total interest bearing liabilities	4,295,290	112,518	2.62	3,691,703	69,114	1.87	3,205,279	65,368	2.04

Non-interest bearing deposits	674,353			623,650			554,191
Other non-interest bearing liabilities	55,981			50,389			51,687
Stockholders’ equity	492,513			435,419			362,151
Total liabilities and stockholders’ equity	$ 5,518,137			$ 4,801,161			$ 4,173,308
Net interest income/interest rate spread (4)		$ 186,870	3.37%		$ 164,869	3.51%		$ 144,431	3.48%
Taxable equivalent adjustment		5,484			4,469			2,895
Net interest income, as reported		$ 181,386			$ 160,400			$ 141,536

Net interest margin (5)			3.63%			3.69%			3.72%
Tax equivalent effect			0.11%			0.10%			0.08%
Net interest margin on a fully tax equivalent basis (5)			3.74%			3.79%			3.80%

(1)	Non-accrual loans are included in average loans.
(2)	Interest income includes loan origination fees of $7.4 million, $7.7 million and $4.6 million for the years ended December 31, 2005, 2004 and 2003, respectively.
(3)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% tax rate.
(4)
Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(5)	Net interest margin represents net interest income as a percentage of average interest earning assets.

Net interest income on a tax equivalent basis increased $22.0 million, or 13.3% to $186.9 million for the year ended December 31, 2005 from $164.9 million for the year ended December 31, 2004. Tax-equivalent interest income increased by $65.4 million due to a $646.9 million, or 14.9% increase in average interest earning assets. Interest income also increased due to a 61 basis point increase in the yield on average interest earning assets to 5.99% due to higher short-term and intermediate interest rates in 2005. Interest expense increased by $43.4 million, due to a $603.6 million, or 16.3% increase in average interest bearing liabilities. Interest expense increased additionally due to a 75 basis point increase in the cost of interest bearing liabilities due to higher short-term and intermediate interest rates in 2005. Approximately $154 million of the increase in average interest earning assets and $167 million of the increase in average interest bearing liabilities was due to our acquisition of First SecurityFed in the second quarter of 2004, with the reminder resulting from organic growth. The net interest margin decreased due to competitive pricing on both loans and deposits, the flattening yield curve and a shift in the funding mix towards higher cost deposits and borrowings. The increase in short-term borrowings and brokered deposits was primarily due to the Company’s strong loan growth and its long term goal of migrating to a less interest sensitive deposit base. In the short run, this resulted in a decline in deposits related to the most interest sensitive customers. This decline, as well as the Company’s loan growth, has been funded with short term borrowings and brokered deposits.

Net interest income on a tax equivalent basis increased $20.5 million, or 14.2% to $164.9 million for the year ended December 31, 2004 from $144.4 million for the year ended December 31, 2003. Tax-equivalent interest income increased by $24.2 million due to a $547.9 million, or 14.4% increase in average interest earning assets. The increase in average interest earning assets was partially offset by a 14 basis point decline in their yield to 5.38% partially due to lower intermediate and long-term interest rates in 2004. Interest expense increased by $3.7 million due to a $486.2 million, or 15.2% increase in average interest bearing liabilities, which was partially offset by a 17 basis point decline in the cost of interest bearing liabilities partially due to lower intermediate and long-term interest rates in 2004. The increase in average interest earning assets and interest bearing liabilities was primarily due to organic growth, as well as the acquisition of First SecurityFed in the second quarter of 2004, which added approximately $235 million in average interest earning assets and $240 million in average interest bearing liabilities.

Volume and Rate Analysis of Net Interest Income

The following table presents the extent to which changes in volume and interest rates of interest earning assets and interest bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to (i) changes attributable to changes in volume (changes in volume multiplied by prior period rate), (ii) changes attributable to changes in rates (changes in rates multiplied by prior period volume) and (iii) change attributable to a combination of changes in rate and volume (change in rates multiplied by the changes in volume) (in thousands). Changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

	Year Ended December 31,
	2005 Compared to 2004			2004 Compared to 2003
	Change	Change		Change	Change
	Due to	Due to	Total	Due to	Due to	Total
	Volume	Rate	Change	Volume	Rate	Change
Interest Earning Assets:
Loans	$30,806	$27,154	$57,960	$19,191	$(5,511)	$13,680
Loans exempt from federal income taxes (1)	(15)	(1)	(16)	(28)	(4)	(32)
Taxable investment securities	4,023	221	4,244	6,306	(178)	6,128
Investment securities exempt from federal
income taxes (1)	3,090	(174)	2,916	4,507	21	4,528
Federal funds sold	(39)	75	36	(141)	(26)	(167)
Other interest bearing deposits	51	214	265	28	19	47
Total increase (decrease) in interest income	37,916	27,489	65,405	29,863	(5,679)	24,184

Interest Bearing Liabilities:
NOW and money market deposit accounts	152	3,866	4,018	476	(627)	(151)
Savings deposits	10	332	342	277	(392)	(115)
Time deposits	10,087	14,435	24,522	3,981	(3,569)	412
Short-term borrowings	3,902	9,326	13,228	2,669	64	2,733
Long-term borrowings and junior
subordinated notes	582	712	1,294	2,482	(1,615)	867
Total increase (decrease) in interest expense	14,733	28,671	43,404	9,885	(6,139)	3,746
Increase (decrease) in net interest income	$23,183	$(1,182)	$22,001	$19,978	$460	$20,438

(1)	Non-taxable loan and investment income is presented on a fully tax equivalent basis assuming a 35% rate.

Other Income

Other income decreased $2.9 million, or 4.4% to $62.4 million for the year ended December 31, 2005 from $65.3 million for the year ended December 31, 2004. There were $20 thousand in net gains recognized on the sale of other assets for the year ended December 31, 2005 compared to $3.1 million in net gains for the year ended December 31, 2004. The net gain recognized for the year ended December 31, 2004 was primarily comprised of a $4.2 million gain on the sale of two banking facilities and $1.4 million in losses on the retirement of assets. Net lease financing declined by $879 thousand due to lower levels of income realized during 2005 on leased equipment in which we own a residual interest. Brokerage fees declined by $1.8 million to $7.9 million, because of lower fixed annuity sales, loss of key clients due to acquisitions and turnover of financial advisors due to the difficult market in 2005. Net losses on sale of investment securities available for sale increased by $1.2 million as net losses of $1.5 million were realized in 2005 compared to net losses of $308 thousand in 2004. Investment security sales are periodically made as part of our ongoing strategy to maintain good long-term investment portfolio returns. Deposit service fees increased $742 thousand, primarily due to increases in NSF and overdraft fees of $691 thousand, while loan service fees increased $546 thousand due to an increase in lending activity and an increase in fees recorded on customer swap arrangements. Other operating income increased $2.3 million, primarily due to revenue related to merchant card processing being recorded on a gross basis in 2005. In prior years, merchant card processing revenue and related expenses were netted in other income, as the amount of income and expense was not considered material. See Note 1 of notes to consolidated financial statements contained in Item 8 of this report.

Other income increased $594 thousand, or 0.9% to $65.3 million for the year ended December 31, 2004 from $64.7 million for the 2003 period. Net gain (loss) on sale of assets increased $3.4 million primarily due to a net gain of $2.8 million realized on the sale of two banking facilities and the retirement of certain assets relating to the consolidation of employees at MB Financial Center. Brokerage fees increased by $1.6 million to $9.8 primarily due to higher investment sales activity at Vision, our wholly owned full service broker/dealer. Deposit service fees increased by $1.5 million primarily due to increases in NSF and overdraft fees and monthly service charges of $1.1 million and $362 thousand, respectively. Gain on sale of bank subsidiary declined by $3.1 million, reflecting the sale of Abrams, our former banking subsidiary located in Dallas, Texas, in the second quarter of 2003. Loan service fees declined by $1.2 million primarily due to declines in loan prepayment fees and mortgage banking fees of $599 thousand and $504 thousand, respectively, as there was significantly less loan refinancing activity in 2004. Net (loss) gain on sale of securities available for sale decreased by $1.1 million due to net losses of $308 thousand in 2004 compared to net gains of $798 thousand in 2003. Other operating income also declined by $1.1 million, primarily due to a $720 thousand decline in gain on the sale of residential mortgage loans. Mortgage loans sold (excluding $88.2 million of First SecurityFed loans which were securitized and transferred to investment securities available for sale in the third quarter of 2004) decreased $97.0 million to $20.8 million for the year ended December 31, 2004 compared to $117.8 million during the same period of 2003. The volumes of mortgage loans originated and sold during 2004 were significantly lower than 2003 primarily due to less loan refinancing activity in the 2004 period.

Other Expenses

Other expense increased by $14.5 million, or 11.4% to $141.6 million for the year ended December 31, 2005 from $127.1 million for the year ended December 31, 2004. Salaries and employee benefits and advertising and marketing expense increased by $6.5 million and $741 thousand, respectively. The increase in salaries was primarily due to organic growth, a full year of First SecurityFed salaries, and the new deposit gathering strategy. The increase in advertising and marketing expense was primarily due to the new deposit strategy. Occupancy and equipment expense increased by $2.2 million, primarily due to a $1.6 million increase in depreciation expense, as well as a $1.2 million decline in building rental income, offset by a decline of $552 thousand in property taxes. Depreciation expense increased due to computer and telecommunication equipment purchased in the second half of 2004 and placed in service at MB Financial Center and remodeling at several branches. Rental income declined due to the departure of tenants at the MB Financial Center as a result of our occupancy of the space in the fourth quarter of 2004. Brokerage fee expense decreased by $794 thousand primarily due to lower investment sales activity at Vision during 2005. Computer service expense increased by $872 thousand due to organic growth and acquisition of First SecurityFed, as well as system upgrades. Professional and legal expense increased by $777 thousand. Telecommunication expense increased $507 thousand, as the Company incurred additional costs as a result of upgrading its phone systems. Other operating expenses increased $3.7 million, primarily due to expenses related to merchant card processing of $2.3 million being recorded on a gross basis in 2005. In prior years, merchant card processing revenue and related expenses were netted in other income, as the amount of income and expense was not considered material. See Note 1 of notes to consolidated financial statements contained in Item 8 of this report.

Other expense increased by $10.0 million, or 8.5% to $127.1 million for the year ended December 31, 2004 from $117.2 million for the year ended December 31, 2003. Salaries and employee benefits and advertising and marketing expense increased by $7.0 million and $930 thousand, respectively, due to the acquisition of First SecurityFed and organic growth. Occupancy and equipment expense increased by $3.8 million. Property tax expense, depreciation expense, utilities expense and repair and maintenance expense increased by $950 thousand, $887 thousand, $478 thousand and $459 thousand, respectively, due to expenses associated with new MB Financial Center and the acquisition of First SecurityFed. Miscellaneous occupancy and equipment increased by $575 thousand, primarily due to $477 thousand in moving expenses incurred in relocating staff to MB Financial Center. The year ended December 31, 2003 reflects a $720 thousand reversal of the remaining reserve related to the merger-of-equals between Old MB Financial and MidCity Financial in 2001. Brokerage fee expense increased by $705 thousand primarily due to higher investment sales activity at Vision during 2004. Computer service expense increased by $679 thousand due to organic growth and acquisition of First SecurityFed, as well as system upgrades and expansion related to the new MB Financial Center. Professional and legal expense decreased by $2.7 million. The decrease was due to non-routine expenses incurred in the year ended December 31, 2003, primarily the write-off of $1.2 million in costs associated with planning construction of a new operations center prior to management’s decision to pursue the more cost-effective option of purchasing an existing structure, approximately $400 thousand in legal expense as the plaintiff in litigation defending our corporate trademark, and the settlement of litigation costing approximately $300 thousand in conjunction with the sale of Abrams. Prepayment fee on Federal Home Loan Bank advances decreased by $1.1 million due to a fee incurred in the 2003 period on the payoff of $8.1 million in long-term advances; there were no prepayments in the 2004 period.

Income Taxes

Income tax expense for the year ended December 31, 2005 increased $1.1 million to $28.8 million compared to $27.6 million for the same period in 2004. The effective tax rate was 30.8% and 30.4% for the year ended December 31, 2005 and 2004, respectively.

Income tax expense for the year ended December 31, 2004 increased $3.9 million to $27.6 million compared to $23.8 million for 2003. The effective tax rate was 30.4% and 31.1% for the years ended December 31, 2004 and 2003, respectively. The decline in the effective tax rate was primarily due to a $2.9 million increase in nontaxable investment securities income during the year ended December 31, 2004 compared to the same period in 2003.

As previously stated in the “Critical Accounting Policies” section above, income tax expense recorded in the consolidated income statement involves interpretation and application of certain accounting pronouncements and federal and state tax codes, and is, therefore, considered a critical accounting policy. See Note 1 and Note 15 of the notes to our audited consolidated financial statements for our income tax accounting policy and additional income tax information.

Balance Sheet

Total assets increased $465.1 million or 8.9% to $5.7 billion at December 31, 2005 from $5.3 billion at December 31, 2004. Net loans increased by $399.9 million, or 12.1% to $3.7 billion at December 31, 2005. In aggregate, commercial real estate, commercial, construction real estate, and commercial loans collateralized by assignment of lease payments grew by $466.6 million, or 17.7%, while residential real estate and consumer loans declined, in aggregate, by $66.0 million, or 9.4%. The increases were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. The decreases were due to paydowns in residential real estate and consumer loans. See “Loan Portfolio” section below for further analysis. Investment securities available for sale increased by $14.4 million, or 1.0% to $1.4 billion at December 31, 2005. FHLB stock decreased $17.0 million during the period to $43.7 million as of December 31, 2005.

Net premises and equipment increased $34.1 million to $147.7 million at December 31, 2005 partially due to the purchase of the land at the Company’s operations center in Rosemont, Illinois, for $14.2 million in July 2005. The land had previously been leased in conjunction with the corresponding 2003 purchase of the Rosemont building. Additionally, the Company continued to invest in new branches and purchase technology related equipment.

Total liabilities increased by $442.6 million, or 9.3% to $5.2 billion at December 31, 2005 from $4.8 billion at December 31, 2004. Total deposits grew by $239.7 million or 6.0% to $4.2 billion during that same period. Short-term borrowings increased by $174.5 million, or 30.6%, primarily due to increases in securities sold under agreement to repurchase, Fed funds purchased and customer repurchase agreements of $108.9 million, $30.6 million and $34.5 million, respectively. The increase in short-term borrowings was primarily due to the Company’s strong loan growth and its long term goal of migrating to a less interest sensitive deposit base. In the short run, this resulted in a decline in deposits related to the most interest sensitive customers. This decline, as well as the Company’s loan growth, has been partially funded with short term borrowings.  Junior subordinated notes issued to capital trusts increased during the third quarter of 2005, as the Company issued an additional $35.0 million in junior subordinated notes on August 29th 2005.

Total stockholders’ equity increased $22.4 million to $507.0 million at December 31, 2005 compared to $484.5 million at December 31, 2004. Retained earnings increased by $48.8 million due to net income of $64.8 million, partially offset by $16.0 million or $0.56 per share, in cash dividends. Treasury stock increased $8.7 million, primarily due to the repurchase of 609,731 outstanding shares, offset by the issuance of treasury shares in connection with the exercise of stock options during 2005 for an ending total of 362,416 treasury shares held as of December 31, 2005. Accumulated other comprehensive income declined by $13.9 million due to gains and losses realized on security sales and an unrealized decrease in the market value on investment securities available for sale.

Investment Securities

The primary purpose of the investment portfolio is to provide a source of earnings, for liquidity management purposes, and to control interest rate risk. In managing the portfolio, we seek safety of principal, liquidity, diversification and maximized return on funds. See “Liquidity and Capital Resources” in this Item 7 and “Quantitative and Qualitative Disclosures About Market Risk - Asset Liability Management” under Item 7A of our Annual Report on Form 10-K for the year ended December 31, 2005.

The following table sets forth the amortized cost and fair value of our investment securities available for sale, by type of security as indicated (in thousands):

	Year-ended December 31,
	2005		2004		2003
	Amortized	Fair	Amortized	Fair	Amortized	Fair
	Cost	Value	Cost	Value	Cost	Value

U.S. Treasury securities	$13,597	$13,550	$23,212	$23,738	$22,157	$23,435
U.S. Government agencies	335,032	332,270	319,708	323,803	233,472	243,402
States and political subdivisions	295,033	293,706	251,846	255,009	177,731	180,092
Mortgage-backed securities	652,428	642,576	670,867	667,326	574,456	570,140
Corporate bonds	60,046	59,443	41,082	43,413	44,074	45,074
Equity securities	64,253	64,299	77,403	77,630	47,004	47,632
Debt securities issued by foreign governments	-	-	525	525	560	560
Investment in equity lines of credit trusts	-	-	-	-	1,775	1,775
Total	$1,420,389	$1,405,844	$1,384,643	$1,391,444	$1,101,229	$1,112,110

U.S. Treasury securities and securities of U.S. Government agencies generally consist of fixed rate securities with maturities of three months to three years. States and political subdivisions investment securities consist of investment grade and local non-rated issues with maturities of one year to fifteen years. The average expected life of mortgage-backed securities generally ranges between one and four years. Corporate bonds typically have terms of five years or less. Investments obtained through acquisitions and retained in our portfolio may have maturities that do not meet our normal criteria for investment purchases.

Securities of a single issuer which had book values in excess of 10.0% of our stockholder’s equity at December 31, 2005, other than U.S. Government agencies and corporations, included mortgage-backed securities issued by the Federal National Mortgage Association (FNMA) and the Federal Home Loan Mortgage Corporation (FHLMC).  FNMA securities had an aggregate book value and market value of $315.3 million and $308.5 million, respectively, at December 31, 2005.  FHLMC securities had an aggregate book value and market value of $289.5 million and $287.1 million, respectively, at December 31, 2005.

The following table sets forth certain information regarding contractual maturities and the weighted average yields of our investment securities available for sale at December 31, 2005 (dollars in thousands):

			Due after One		Due after Five
	Due in One		Year through		Years through		Due after
	Year or Less		Five Years		Ten Years		Ten Years
		Weighted		Weighted		Weighted		Weighted
		Average		Average		Average		Average
	Balance	Yield	Balance	Yield	Balance	Yield	Balance	Yield

U.S. Treasury securities	$6,091	4.56%	$7,162	3.93%	$297	3.61%	$-	-
U.S. Government agencies	41,908	4.61%	290,362	4.33%	-	-	-	-
States and political subdivision (1)	17,198	5.42%	53,939	4.93%	148,750	5.65%	73,819	6.30%
Mortgage-backed securities (2)	35	6.27%	4,869	3.95%	75,455	4.48%	562,217	4.35%
Corporate bonds	22,214	4.28%	28,271	4.40%	-	-	8,958	8.21%
Equity securities	-	-	-	-	-	-	64,299	4.29%
Debt securities issued by foreign governments	-	-	-	-	-	-	-	-
Total	$87,446	4.68%	$384,603	4.40%	$224,502	5.26%	$709,293	4.59%

(1)	Yield is reflected on a fully tax equivalent basis utilizing a 35% tax rate.
(2)	These securities are presented based upon contractual maturities.

Loan Portfolio

The following table sets forth the composition of our loan portfolio (dollars in thousands):
	At December 31,
	2005		2004		2003		2002		2001
		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total

Commercial loans	$833,046	22%	$725,823	22%	$647,365	23%	$558,208	22%	$490,314	21%
Commercial loans collateralized by assignment of lease payments	299,053	8%	251,025	7%	234,724	8%	274,290	11%	303,063	13%
Commercial real estate	1,456,585	39%	1,263,910	38%	1,090,498	39%	902,755	36%	862,586	37%
Residential real estate	387,167	10%	436,122	13%	361,110	13%	373,181	15%	351,064	15%
Construction real estate	521,434	14%	402,765	12%	268,523	9%	204,728	8%	132,403	6%
Consumer loans	248,897	7%	265,912	8%	223,574	8%	191,552	8%	172,524	8%
Gross loans (1)	3,746,182	100%	3,345,557	100%	2,825,794	100%	2,504,714	100%	2,311,954	100%
Allowance for loan losses	(44,979)		(44,266)		(39,572)		(33,890)		(27,500)
Loans, net	$3,701,203		$3,301,291		$2,786,222		$2,470,824		$2,284,454

(1) Gross loan balances at December 31, 2005, 2004, 2003, 2002, and 2001 are net of unearned income, including net deferred loans fees of $3.6 million, $4.2 million, $4.2 million, $4.2 million, and $3.6 million, respectively.

The increases for 2005 in commercial real estate, commercial, construction real estate, and commercial loans collateralized by assignment of lease payments were primarily due to growth in both existing customer and new customer loan demand resulting from the Company’s focus on marketing and new business development. These increases were partially offset by decreases in residential real estate and consumer loans. These decreases resulted primarily from pay downs in the existing portfolio. Most fixed rate residential real estate loans originated continue to be sold to third party investors. The Company will also securitize and transfer residential real estate loans to investment securities available for sale for additional flexibility and favorable capital treatment on the Company’s balance sheet. During 2005, the Company securitized and transferred $28.8 million of residential real estate loans to investment securities available for sale.

The increases for 2004 in commercial real estate, construction real estate, commercial, residential real estate, consumer loans, and commercial loans collateralized by assignment of lease payments were primarily due to growth in both existing customer and new customer loan demand resulting from our focus on marketing and new business development as well as our acquisition of First SecurityFed, which had net loans of $295.8 million at the acquisition date. Of the $295.8 million in net loans acquired from First SecurityFed, $88.2 million in residential real estate loans were securitized and transferred to investment securities available for sale in the third quarter of 2004 for additional flexibility and favorable capital treatment on our balance sheet.

Loan Maturities

The following table sets forth the scheduled repayment information for our loan portfolio at December 31, 2005 (in thousands). Loans having no stated schedule of repayments and no stated maturity, and overdrafts are reported as due in one year or less.

	Due in One Year		Due after One Year		Due after
	Or Less		Through Five Years		Five Years
	Fixed	Floating	Fixed	Floating	Fixed	Floating
	Rate	Rate	Rate	Rate	Rate	Rate	Total

Commercial loans	$61,870	$600,492	$65,355	$96,726	$4,795	$3,808	$833,046
Commercial loans collateralized by
assignment of lease payments	141,079	-	157,822	-	152	-	299,053
Commercial real estate	183,601	302,347	606,395	285,117	21,084	58,041	1,456,585
Residential real estate	116,871	53,144	109,186	65,722	10,545	31,699	387,167
Construction real estate	6,016	429,578	7,672	77,970	-	198	521,434
Consumer loans	12,877	78,198	4,092	130,964	14	22,752	248,897
Gross loans	$522,314	$1,463,759	$950,522	$656,499	$36,590	$116,498	$3,746,182

Asset Quality

The following table sets forth the amounts of non-performing loans and non-performing assets at the dates indicated (dollars in thousands):

	At December 31,
	2005	2004	2003	2002	2001

Non-accruing loans (1)	$20,841	$23,495	$20,795	$21,359	$17,835
Loans 90 days or more past due, still accruing interest	321	189	317	624	164
Total non-performing loans	21,162	23,684	21,112	21,983	17,999
Other real estate owned	354	384	472	549	1,164
Other repossessed assets	-	-	-	10	38
Total non-performing assets	$21,516	$24,068	$21,584	$22,542	$19,201

Total non-performing loans to total loans	0.56%	0.71%	0.75%	0.88%	0.78%
Allowance for loan losses to non-performing loans	212.55%	186.90%	187.44%	154.16%	152.79%
Total non-performing assets to total assets	0.38%	0.46%	0.50%	0.60%	0.55%

(1) Includes restructured loans totaling $568 thousand and $667 thousand at December 31, 2004 and 2003, respectively. There were no restructured loans at December 31, 2005, 2002 and 2001.

Non-performing Assets

Non-performing loans include loans accounted for on a non-accrual basis, accruing loans contractually past due 90 days or more as to interest and principal and loans whose terms have been restructured to provide reduction or deferral of interest or principal because of a deterioration in the financial position of the borrower. Management reviews the loan portfolio for problem loans on an ongoing basis. During the ordinary course of business, management becomes aware of borrowers that may not be able to meet the contractual requirements of loan agreements. These loans are placed under close supervision with consideration given to placing the loan on non-accrual status, increasing the allowance for loan losses and (if appropriate) partial or full charge-off. After a loan is placed on non-accrual status, any interest previously accrued but not yet collected is reversed against current income. If interest payments are received on non-accrual loans, these payments will be applied to principal and not taken into income. Loans will not be placed back on accrual status unless back interest and principal payments are made. If interest on non-accrual loans had been accrued, such income would have amounted to approximately $3.1 million and $1.5 million for the years ended December 31, 2005 and 2004, respectively; none of these amounts were included in interest income during these periods. Our general policy is to place loans 90 days past due on non-accrual status. Non-accrual loans are further classified as impaired when underlying collateral is not sufficient to cover the loan balance and it is probable that we will not fully collect all principal and interest.

Non-performing assets consists of non-performing loans, as well as other repossessed assets and other real estate owned. Other real estate owned represents properties acquired through foreclosure or other proceedings and is recorded at the lower of cost or fair value less the estimated cost of disposal. Other real estate owned is evaluated regularly to ensure that the recorded amount is supported by its current fair value. Valuation allowances to reduce the carrying amount to fair value less estimated costs of disposal are recorded as necessary. Revenues and expenses from the operations of other real estate owned and changes in the valuation are included in other income and other expenses on the income statement.

Total non-performing assets decreased by $2.6 million to $21.5 million at December 31, 2005 from $24.1 million at December 31, 2004 primarily due to collections on several loans in the workout process and better credit quality in the loan portfolio. Of the $23.7 million of non-performing loans as of December 31, 2004, only $9.7 million still remained at December 31, 2005. Total non-performing assets increased by $2.5 million to $24.1 million at December 31, 2004 from $21.6 million at December 31, 2003 primarily due to $2.6 million in loans acquired from First SecurityFed that were classified as non-accrual loans, offset by a $128 thousand reduction in loans 90 days or more past due still accruing interest and an $88 thousand reduction in other real estate owned.

Allowance for Loan Losses

Management believes the allowance for loan losses accounting policy is critical to the portrayal and understanding of our financial condition and results of operations. Selection and application of this “critical accounting policy” involves judgments, estimates, and uncertainties that are susceptible to change. In the event that different assumptions or conditions were to prevail, and depending upon the severity of such changes, materially different financial condition or results of operations is a reasonable possibility.

We maintain our allowance for loan losses at a level that management believes is adequate to absorb probable losses on existing loans based on an evaluation of the collectibility of loans, underlying collateral and prior loss experience. We use a risk rating system to evaluate the adequacy of the allowance for loan losses. With this system, each loan, with the exception of those included in large groups of smaller-balance homogeneous loans, is risk rated between one and nine, by the originating loan officer, Senior Credit Management, loan review or any loan committee, with one being the best case and nine being a loss or the worst case. Estimated loan default factors are multiplied against loan balances in each risk-rating category and then multiplied by an historical loss given default rate by loan type to determine an appropriate level for the allowance for loan losses. A specific reserve may be needed on a loan by loan basis. Loans with risk ratings between six and eight are monitored more closely by the officers and Senior Credit Management, and may result in specific reserves. The allowance for loan losses also includes an element for estimated probable but undetected losses and for imprecision in the loan loss models discussed above. For 2005, the methodology was refined and this element was calculated for each loan type. As a result, the unallocated reserve was fully allocated to all components of the loan loss reserve as of December 31, 2005. This change accounts for a majority of the increase in the allowance for loan losses in each portfolio grouping compared to prior years. Control of our loan quality is continually monitored by management and is reviewed by our bank subsidiaries’ boards of directors at their regularly scheduled meetings. We consistently apply our methodology for determining the adequacy of the allowance for loan losses, but may adjust our methodologies and assumptions based on historical information related to charge-offs and management’s evaluation of the current loan portfolio.

The following table presents an analysis of the allowance for loan losses for the years presented (dollars in thousands):
	Year Ended December 31,
	2005	2004	2003	2002	2001

Balance at beginning of year	$44,266	$39,572	$33,890	$27,500	$26,836
Additions from acquisitions	-	4,052	3,563	1,212	3,025
Allowance related to bank subsidiary sold	-	-	(528)	-	-
Provision for loan losses	8,650	7,800	12,756	13,220	6,901
Charge-offs:
Commercial loans	(4,012)	(5,600)	(7,191)	(4,286)	(8,173)
Commercial loans collateralized by	(826)	(1,538)	(131)	(2,112)	(36)
assignment of lease payments
Commercial real estate	(1,052)	(1,508)	(4,027)	(1,229)	(44)
Residential real estate	(118)	(338)	(1,621)	(820)	(520)
Construction real estate	(3,824)	(514)	(920)	-	-
Consumer loans	(351)	(496)	(1,034)	(1,019)	(2,176)
Total charge-offs	(10,183)	(9,994)	(14,924)	(9,466)	(10,949)
Recoveries:
Commercial loans	1,140	1,673	2,206	295	476
Commercial loans collateralized by	329	104	553	27	-
assignment of lease payments
Commercial real estate	51	36	975	40	6
Residential real estate	97	131	70	42	53
Construction real estate	-	28	-	108	472
Consumer loans	629	864	1,011	912	680
Total recoveries	2,246	2,836	4,815	1,424	1,687

Net charge-offs	(7,937)	(7,158)	(10,109)	(8,042)	(9,262)

Balance at December 31,	$44,979	$44,266	$39,572	$33,890	$27,500

Total loans at December 31,	$3,746,182	$3,345,557	$2,825,794	$2,504,717	$2,311,954
Ratio of allowance to total loans	1.20%	1.32%	1.40%	1.35%	1.19%
Ratio of net charge-offs to average loans	0.22%	0.23%	0.37%	0.33%	0.42%

Net charge-offs increased by $779 thousand in the year ended December 31, 2005 compared to the year ended December 31, 2004. Net charge-offs for 2005 included a $3.8 million charge-off related to one construction loan.

Net charge-offs decreased by $2.9 million in the year ended December 31, 2004 compared to the year ended December 31, 2003. Charge-offs declined by $4.9 million as the 2003 period included charge-offs of two commercial loans and one commercial real estate loan totaling $4.1 million and $2.2 million, respectively. Recoveries decreased by $2.0 million primarily due to three loans with recoveries exceeding $400 thousand each in 2003. The acquisition of First SecurityFed added $4.1 million to the allowance in the second quarter of 2004.

Net charge-offs increased by $2.1 million in the year ended December 31, 2003 compared to the year ended December 31, 2002 due to a $5.5 million increase in charge-offs offset by a $3.4 million increase in recoveries. The increase in charge-offs was primarily due to the charge-off of two commercial loans totaling $4.1 million, and one $2.2 million commercial real estate loan. Recoveries increased $3.4 million due to $3.1 million in recoveries related to nine loans and our continued collection efforts. In the second quarter of 2003, the allowance was reduced by $528 thousand in conjunction with the sale of Abrams. The acquisitions of South Holland and Lincolnwood added $3.6 million and $1.2 million to the allowance in the first quarter of 2003 and second quarter of 2002, respectively.

Provision for loan losses increased by $850 thousand to $8.7 million for year ended December 31, 2005 compared to $7.8 million for year ended December 31, 2004 based on the results of our quarterly analyses of the loan portfolio and growth in the loan portfolio. Provision for loan losses declined by $5.0 million for year ended December 31, 2004 compared to $12.8 million for year ended December 31, 2003 based on the results of our quarterly analyses of the loan portfolio and improved credit quality in 2004. Provision for loan losses decreased by $464 thousand for the year ended December 31, 2003 compared to the year ended December 31, 2002 due to improved credit quality. Provision for loan losses increased by $6.3 million to $13.2 million for the year ended December 31, 2002 compared to $6.9 million for the year ended December 31, 2001.  The increase in annual provision in 2002 was primarily due to weakness in the overall economic environment and an increase in impaired loans during 2002. In the first quarter of 2001, we added $22.8 million of pooled home equity lines of credit to the loan portfolio through the purchase of a 100% interest in our former 97-2 securitization trust and added $2.0 million to the allowance for loan losses for these loans.

The following table sets forth the allocation of the allowance for loan losses for the years presented and the percentage of loans in each category to total loans. An allocation for a loan classification is only for internal analysis of the adequacy of the allowance and is not an indication of expected or anticipated losses (dollars in thousands):

	At December 31,
	2005		2004		2003		2002		2001
		% of Total		% of Total		% of Total		% of Total		% of Total
	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans	Amount	Loans

Commercial loans	$15,991	22%	$10,913	22%	$10,327	23%	$9,117	22%	$6,724	21%
Commercial loans collateralized by
assignment of lease payments	7,199	8%	6,563	7%	4,301	8%	3,070	11%	2,703	13%
Commercial real estate	12,460	39%	10,340	38%	7,327	39%	7,446	36%	4,600	37%
Residential real estate	881	10%	868	13%	1,625	13%	1,750	15%	1,542	15%
Construction real estate	7,581	14%	4,451	12%	2,655	9%	1,980	8%	1,258	6%
Consumer loans and other	867	7%	925	8%	4,896	8%	2,838	8%	3,963	8%
Unallocated (1)	-	-%	10,206	-%	8,441	-%	7,689	-%	6,710	-%
Total	$44,979	100%	$44,266	100%	$39,572	100%	$33,890	100%	$27,500	100%

(1) In 2005, the methodology was refined to fully allocate all components of the loan loss reserve.

Additions to the allowance for loan losses, which are charged to earnings through the provision for loan losses, are determined based on a variety of factors, including specific reserves, current loan risk ratings, delinquent loans, historical loss experience and economic conditions in our market area. In addition, federal regulatory authorities, as part of the examination process, periodically review our allowance for loan losses. The regulators may require us to record adjustments to the allowance level based upon their assessment of the information available to them at the time of examination. Although management believes the allowance for loan losses is sufficient to cover probable losses inherent in the loan portfolio, there can be no assurance that the allowance will prove sufficient to cover actual loan losses.

Potential Problem Loans

We utilize an internal asset classification system as a means of reporting problem and potential problem assets. At each scheduled meeting of the boards of directors of our subsidiary banks, a watch list is presented, showing significant loan relationships listed as “Special Mention,” “Substandard,” and “Doubtful.” Under our risk rating system noted above under “Allowance for Loan Losses,” Special Mention, Substandard, and Doubtful loan classifications correspond to risk ratings six, seven, and eight, respectively. An asset is classified Substandard, or risk rated seven if it is inadequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. Substandard assets include those characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as Doubtful, or risk rated eight have all the weaknesses inherent in those classified Substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets classified as Loss, or risk rated nine are those considered uncollectible and viewed as valueless assets and have been charged-off. Assets that do not currently expose us to sufficient risk to warrant classification in one of the aforementioned categories, but possess weaknesses that deserve management’s close attention are deemed to be Special Mention, or risk rated six.

Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the subsidiary banks’ primary regulator, which can order the establishment of additional general or specific loss allowances. There can be no assurance that regulators, in reviewing our loan portfolio, will not request us to materially adjust our allowance for loan losses. The Office of the Comptroller of the Currency, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that (1) institutions have effective systems and controls to identify, monitor and address asset quality problems; (2) management has analyzed all significant factors that affect the collectibility of the portfolio in a reasonable manner; and (3) management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. Management believes it has established an adequate allowance for probable loan losses. We analyze our process regularly, with modifications made if needed, and report those results four times per year at meetings of our board of directors. However, there can be no assurance that regulators, in reviewing our loan portfolio, will not request us to materially adjust our allowance for loan losses at the time of their examination.

Although management believes that adequate specific and general loan loss allowances have been established, actual losses are dependent upon future events and, as such, further additions to the level of specific and general loan loss allowances may become necessary.

We define potential problem loans as loans rated substandard or doubtful which are included on the watch list presented to our bank subsidiaries’ boards of directors that do not meet the definition of a non-performing loan (See “Asset Quality” section above for non-performing loans), but where known information about possible credit problems of borrowers causes management to have serious doubts as to the ability of such borrowers to comply with present loan repayment terms. Our decision to include performing loans in potential problem loans does not necessarily mean that we expect losses to occur, but that we recognize potential problem loans carry a higher probability of default. The aggregate principal amounts of potential problem loans as of December 31, 2005 and December 31, 2004 were approximately $25.2 million and $44.2 million, respectively. Potential problem loans decreased $19.0 million from December 31, 2004 primarily due to the collection of a construction loan for $16.6 million, a $3.8 million charge-off and the remainder consisting of loan payoffs.

Sources of Funds

General.  Deposits, short-term and long-term borrowings, including junior subordinated notes issued to capital trusts, loan and investment security repayments and prepayments, proceeds from the sale of securities, and cash flows generated from operations are the primary sources of our funds for lending, investing, leasing and other general purposes. Loan repayments are a relatively predictable source of funds except during periods of significant interest rate declines, while deposit flows tend to fluctuate with prevailing interests rates, money markets conditions, general economic conditions and competition.

Deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our core deposits consist of checking accounts, NOW accounts, money market accounts, savings accounts and non-public certificates of deposit. These deposits, along with public fund deposits, brokered deposits, and short-term and long-term borrowings are used to support our asset base. Our deposits are obtained predominantly from the geographic trade areas surrounding each of our office locations. We rely primarily on customer service and long-standing relationships with customers to attract and retain deposits; however, market interest rates and rates offered by competing financial institutions significantly affect our ability to attract and retain deposits. Our new deposit gathering strategy offers expanded/convenient hours as a way to attract deposits. We also use brokered deposits as an alternative funding source which allows us flexibility in managing our overall interest expense.

The following table sets forth the maturities of certificates of deposit and other time deposits $100,000 and over at December 31, 2005 (in thousands):

At December 31, 2005
Certificates of deposit $100,000 and over:
Maturing within three months	$308,923
After three but within six months	125,097
After six but within twelve months	230,498
After twelve months	545,748
Total certificates of deposit $100,000 and over	$1,210,266

Other time deposits $100,000 and over:
Maturing within three months	$6,341
After three but within six months	7,086
After six but within twelve months	11,358
After twelve months	16,983
Total other time deposits $100,000 and over	$41,768

The following table sets forth the composition of our deposits at the dates indicated (dollars in thousands):

	At December 31,
	2005		2004
	Amount	Percent	Amount	Percent

Demand deposits, noninterest bearing	$694,548	16.53%	$673,752	17.01%
NOW and money market accounts	723,157	17.21	816,580	20.61
Savings deposits	481,189	11.45	535,341	13.51
Time certificates, $100,000 or more	1,252,034	29.80	871,378	21.99
Other time certificates	1,050,772	25.01	1,064,961	26.88
Total	$4,201,700	100.00%	$3,962,012	100.00%

Borrowings. We have access to a variety of borrowing sources and use short-term and long-term borrowings to support our asset base. Short-term borrowings from time to time include federal funds purchased, securities sold under agreements to repurchase, Federal Home Loan Bank advances and correspondent bank lines of credit. Company repurchase agreements increased during 2005 due to fund strong loan demand, which outpaced organic deposit growth. We also offer customers a deposit account that sweeps balances in excess of an agreed upon target amount into overnight repurchase agreements. As business customers have grown more sophisticated in managing their daily cash position, demand for the sweep product has increased. Short-term borrowings increased by $174.5 million to $745.6 million at December 31, 2005 compared to $571.2 million at December 31, 2004. The increase in short-term borrowings and brokered deposits was primarily due to the Company’s strong loan growth and its long term goal of migrating to a less interest sensitive deposit base. In the short run, this resulted in a decline in deposits related to the most interest sensitive customers. This decline, as well as the Company’s loan growth, has been funded with short term borrowings and brokered deposits.

The following table sets forth certain information regarding our short-term borrowings at the dates and for the periods indicated (dollars in thousands):

	At or For the Year Ended December 31,
	2005	2004	2003

Federal funds purchased:
Average balance outstanding	$47,095	$25,431	$20,565
Maximum outstanding at any month-end during the period	156,700	63,000	75,210
Balance outstanding at end of period	30,600	-	47,525
Weighted average interest rate during the period	3.24%	1.79%	1.34%
Weighted average interest rate at end of the period	4.46%	- %	1.26%
Securities sold under agreements to repurchase:
Average balance outstanding	$414,239	$251,055	$202,875
Maximum outstanding at any month-end during the period	491,762	333,936	241,632
Balance outstanding at end of period (1)	477,329	333,936	219,075
Weighted average interest rate during the period	2.85%	1.27%	1.37%
Weighted average interest rate at end of the period	3.58%	1.89%	1.16%
Federal Home Loan Bank advances:
Average balance outstanding	$217,583	$192,720	$57,998
Maximum outstanding at any month-end during the period	242,742	237,219	130,000
Balance outstanding at end of period	237,718	237,219	125,000
Weighted average interest rate during the period	3.01%	1.57%	1.47%
Weighted average interest rate at end of the period	4.43%	2.20%	1.35%
Correspondent bank lines of credit:
Average balance outstanding	$1,904	$3,262	$4,315
Maximum outstanding at any month-end during the period	10,000	26,000	20,000
Balance outstanding at end of period	-	-	-
Weighted average interest rate during the period	4.35%	2.80%	2.56%
Weighted average interest rate at end of the period	-	-	-

(1)	Balance includes customer repurchase agreements totaling $196.0 million, $161.5 million and $163.4 million at December 31, 2005, 2004 and 2003, respectively.

Long-term borrowings include notes payable to other banks to support a portfolio of equipment that we own and lease to other companies, as well as Federal Home Loan Bank advances. As of December 31, 2005 and December 31, 2004, our long-term borrowings were $71.2 million and $91.1 million, respectively. Long-term borrowings decreased $19.9 million primarily due to $23.4 million in Federal Home Loan Bank advances being reclassed to short-term borrowings due to maturities of less than one year as of December 31, 2005. The migration of the $23.4 million of Federal Home Loan Bank advances to short-term borrowings was offset in part by $7.0 million of ten-year subordinated debt issued by Union Bank, N.A. in June 2005. See Note 11 to the consolidated financial statements.

Junior subordinated notes issued to capital trusts include debentures we sold to Coal City Capital Trust I, MB Financial Capital Trust I, and MB Financial Capital Trust II in connection with the issuance of their preferred securities in 1998, 2002, and 2005, respectively. As of December 31, 2005 and December 31, 2004, our junior subordinated notes issued to capital trusts were $123.5 million and $87.4 million, respectively. See Notes 1 and 12 to the consolidated financial statements for further analysis.

Liquidity

Bank Liquidity. Liquidity management is monitored by an Asset/Liability Management Committee, consisting of members of management and the boards of directors of our subsidiary banks, which review historical funding requirements, current liquidity position, sources and stability of funding, marketability of assets, options for attracting additional funds, and anticipated future funding needs, including the level of unfunded commitments.

Our primary sources of funds are retail and commercial deposits, short-term and long-term borrowings, public funds and funds generated from operations. Funds from operations include principal and interest payments received on loans and securities. While maturities and scheduled amortization of loans and securities provide an indication of the timing of the receipt of funds, changes in interest rates, economic conditions and competition strongly influence mortgage prepayment rates and deposit flows, reducing the predictability of the timing on sources of funds.

Our banks have no required regulatory liquidity ratios to maintain; however, they each adhere to an internal policy which dictates a ratio of loans to deposits and our liquidity. Our current policy maintains that we, on a consolidated basis, may not have a ratio of loans (excluding lease loans where the related lessee has outstanding securities rated investment grade or where the related lessee would be viewed under our underwriting policies as an investment grade company) to deposits (including customer repurchase agreements) in excess of 80%, or a ratio of loans (including all lease loans) to deposits in excess of 90%. Additionally, as a general rule, our liquidity ratio (defined as cash, short-term assets and other marketable assets less pledged investment securities divided by deposits and short-term liabilities less pledged investment securities) should not fall below 10% for more than 60 days at any one time during the year. At December 31, 2005, our banks were in compliance with the foregoing policies.

  At December 31, 2005, our banks had outstanding letters of credit, loan origination commitments and unused commercial and retail lines of credit of approximately $1.2 billion. Our banks anticipate that they will have sufficient funds available to meet current origination and other lending commitments. Certificates of deposit that are scheduled to mature within one year totaled $1.5 billion at December 31, 2005 including brokered deposits. Although no assurance can be given, we expect to retain a substantial majority of these certificates of deposit or acquire additional brokered deposits.

In the event that additional short-term liquidity is needed, our banks have established relationships with several large regional banks to provide short-term borrowings in the form of federal funds purchases. While, at December 31, 2005, there were no firm lending commitments in place, management believes that our banks could borrow approximately $270 million for a short time from these banks on a collective basis. Additionally, MB Financial Bank is a member of the Federal Home Loan Bank of Chicago, Illinois and Union Bank, N.A. is a member of the Federal Home Loan Bank of Topeka, Kansas and both banks have the ability to borrow from their respective Federal Home Loan Banks. As a contingency plan for significant funding needs, the Asset/Liability Management committee may also consider the sale of investment securities, selling securities under agreement to repurchase, the temporary curtailment of lending activities or sale of certain real estate and lease loans.

Corporation Liquidity. Our main sources of liquidity at the holding company level are dividends from our subsidiary banks and a line of credit maintained with a large regional correspondent bank in the amount of $30.0 million. As of December 31, 2005, we had $30.0 million undrawn and available under our line of credit.

Our subsidiary banks are subject to various regulatory capital requirements administered by federal and state banking agencies, which affect their ability to pay dividends to us. Failure to meet minimum capital requirements can initiate certain mandatory and discretionary actions by regulators that, if undertaken, could have a direct material effect on our financial statements. Additionally, our current policy effectively limits the amount of dividends our banks may pay to us by requiring each bank to maintain total risk-based capital, Tier 1 risk-based capital and Tier 1 leverage capital ratios of 11%, 8% and 7%, respectively. The minimum ratios required for a bank to be considered "well capitalized" for regulatory purposes are 10%, 6% and 5%, respectively. At December 31, 2005, our subsidiary banks could pay a combined $50.2 million in dividends and comply with our policy regarding minimum regulatory capital ratios. In addition to adhering to our policy, there are regulatory restrictions on the ability of national banks to pay dividends. See "Item 1. Business - Supervision and Regulation” of our Annual Report on Form 10-K for the year ended December 31, 2006.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely enter into commitments to extend credit, including loan commitments, standby and commercial letters of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans made by us. For additional information, see Note 16 “Commitments and Contingencies” to the consolidated financial statements.

Derivative Financial Instruments. Derivatives have become one of several components of our asset/liability management activities to manage interest rate risk. In general, the assets and liabilities generated through the ordinary course of business activities do not naturally create offsetting positions with respect to repricing, basis or maturity characteristics. Using derivative instruments, principally interest rate swaps, our interest rate sensitivity is adjusted to maintain the desired interest rate risk profile. Interest rate swaps used to adjust the interest rate sensitivity of certain interest-bearing assets and liabilities will not need to be replaced at maturity, since the corresponding asset or liability will mature along with the interest rate swap.

Interest rate swaps designated as an interest rate related hedge of an existing fixed rate asset or liability are fair value type hedges. We currently use fair value type hedges, or interest rate swaps, to mitigate the interest sensitivity of certain qualifying commercial loans and brokered time certificates of deposit. The change in fair value of both the interest rate swap and hedged instrument is recorded in current earnings. If a hedge ceases to qualify for hedge accounting prior to maturity, previous adjustments to the carrying value of the hedged item are recognized in earnings to match the earnings recognition pattern of the hedged item (e.g., level yield amortization if hedging an interest-bearing instrument that has not been sold or extinguished). For additional information, including the notional amount and fair value of our interest rate swaps at December 31, 2005, see Note 20 “Derivative Financial Instruments” to the consolidated financial statements.

Trust Preferred Securities. In addition to our commitments and derivative financial instruments of the types described above, our off balance sheet arrangements include our combined $3.7 million ownership interests in the common securities of the statutory trusts we established to issue trust preferred securities. See “Capital Resources” below in this Item 7 and Note 12 “Junior Subordinated Notes Issued to Capital Trusts” to the consolidated financial statements.

Contractual Obligations. In the ordinary course of operations, we enter into certain contractual obligations. Such obligations include the funding of operations through debt issuances, subordinated notes issued to capital trusts, operating leases for premises and equipment, as well as capital expenditures for new premises and equipment.

The following table summarizes our significant contractual obligations and other potential funding needs at December 31, 2005 (in thousands):

	Payments Due by Period
Contractual Obligations	Total	Less than 1 Year	1 - 3 Years	3 - 5 Years	More than 5 Years

Time deposits	$2,302,806	$1,474,456	$596,424	$90,602	$141,324
Long-term borrowings	71,216	8,357	39,629	1,908	21,322
Junior subordinated notes issued to capital trusts	123,526	-	-	-	123,526
Operating leases	15,961	2,418	3,507	1,489	8,547
Capital expenditures	1,140	1,140	-	-	-
Total	$2,514,649	$1,486,371	$639,560	$93,999	$294,719
Letters of Credit and commitments to extend credit	$1,217,153

Capital Resources

Our subsidiary banks are subject to the risk based capital regulations administered by the banking regulatory agencies. The risk based capital guidelines are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks, to account for off-balance sheet exposure, and to minimize disincentives for holding liquid assets. Under the regulations, assets and off-balance sheet items are assigned to broad risk categories, each with appropriate weights. The resulting capital ratios represent capital as a percentage of total risk weighted assets and off-balance sheet items. Under the prompt corrective action regulations, to be adequately capitalized a bank must maintain minimum ratios of total capital to risk-weighted assets of 8.00%, Tier 1 capital to risk-weighted assets of 4.00%, and Tier 1 capital to total assets of 4.00%. Failure to meet these capital requirements can initiate certain mandatory and possibly additional discretionary, actions by regulators, which, if undertaken, could have a direct material effect on the banks’ financial statements. As of December 31, 2005, the most recent notification from the federal banking regulators categorized each of our subsidiary banks as well capitalized. A well capitalized institution must maintain a minimum ratio of total capital to risk-weighted assets of at least 10.00%, a minimum ratio of Tier 1 capital to risk weighted assets of at least 6.00%, a minimum ratio of Tier 1 capital to total assets of at least 5.00% and must not be subject to any written order, agreement or directive requiring it to meet or maintain a specific capital level. There are no conditions or events since that notification that management believes have changed our banks’ capital classification. On a consolidated basis, we must maintain a minimum ratio of Tier 1 capital to total assets of 4.00%, a minimum ratio of Tier 1 capital to risk-weighted assets of 4.00% and a minimum ratio of total-capital to risk-weighted assets of 8.00%. See “Item 1. Business - Supervision and Regulation - Capital Adequacy" and "Prompt Corrective Action” of our Annual Report on Form 10-K for the year ended December 31, 2006. In addition, our internal policy requires us, on a consolidated basis, to maintain these ratios at or above 7%, 8% and 11%, respectively.

As of December 31, 2005, we and each of our subsidiary banks were "well capitalized" under the capital adequacy requirements to which each of us are subject. The following table sets forth the actual and required regulatory capital amounts and ratios for us and our subsidiary banks as of December 31, 2005 (dollars in thousands):

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
As of December 31, 2005
Total capital (to risk-weighted assets):
Consolidated	$555,024	12.91%	$343,942	8.00%	$	N/A	N/A	%
MB Financial Bank	487,041	12.20	319,337	8.00		399,171	10.00
Union Bank	38,722	12.86	24,083	8.00		30,104	10.00
Tier 1 capital (to risk-weighted assets):
Consolidated	503,045	11.70	171,971	4.00		N/A	N/A
MB Financial Bank	444,751	11.14	159,669	4.00		239,503	6.00
Union Bank	29,033	9.64	12,042	4.00		18,062	6.00
Tier 1 capital (to average assets):
Consolidated	503,045	9.08	221,439	4.00		N/A	N/A
MB Financial Bank	444,751	8.63	206,052	4.00		257,566	5.00
Union Bank	29,033	7.58	15,329	4.00		19,161	5.00

N/A - not applicable

We established statutory trusts for the sole purpose of issuing trust preferred securities and related trust common securities. The junior subordinated notes issued to capital trusts are included in our consolidated Tier 1 Capital and Total Capital at December 31, 2005. In December 2003, the Financial Accounting Standards Board issued a revised version of Interpretation No. 46 that required the deconsolidation of these statutory trusts by most public companies no later than March 31, 2004. We adopted the revised version of Interpretation No. 46 as of December 31, 2003 (See Note 1 of the notes to our audited consolidated financial statements). In March 2005, the Board of Governors of the Federal Reserve System issued a final rule allowing bank holding companies to continue to include qualifying junior subordinated notes in their Tier 1 Capital for regulatory capital purposes, subject to a 25% limitation to all core (Tier I) capital elements, net of goodwill less any associated deferred tax liability. The final rule provides a five-year transition period, ending March 31, 2009, for application of the aforementioned quantitative limitation. As of December 31, 2005, 100% of the junior subordinated notes described in Note 12 of our audited consolidated financial statements qualified as Tier I capital under the final rule adopted in March 2005.

As of December 31, 2005, we had approximately $1 million in capital expenditure commitments outstanding which relate to various projects to build new branches or renovate existing branches. We expect to pay the outstanding commitments as of December 31, 2005 through the normal cash flows of our business operations.

Statement of Cash Flows

Operating Activities. Cash flows from operating activities primarily include net income for the year, adjusted for items in net income that did not impact cash. Net cash provided by operating activities increased by $3.1 million to $112.1 million for the year ended December 31, 2005. Notable items in 2005 include an increase over 2004 of $22.1 million from other liabilities, primarily as a result of a shift from deferred income tax expense to current income tax expense. Additionally, operating cash flows increased due to an increase of $1.6 million in net income and an increase of $1.7 million in depreciation.

Net cash provided by operating activities increased by $9.3 million to $109.0 million for the year ended December 31, 2004 from $99.7 million for the year ended December 31, 2003. Notable items in 2004 include a $10.6 million increase in net income, an $8.1 million increase in deferred income tax expense, and a $5.0 million decease in provision for loan losses.

Investing Activities. Cash used in investing activities reflects the impact of loans and investments acquired for the Company’s interest-earning asset portfolios, as well as cash flows from asset and security sales and the impact of acquisitions. Net cash used in investing activities increased by $82.8 million to $525.3 million for the year ended December 31, 2005 from $442.4 million for the year ended December 31, 2004. The increase was primarily due to a $93.2 million higher net increase in loans, and significantly lower proceeds from the sale of premise and equipment. This was offset by a decrease in cash paid in acquisitions in 2005 of $30.0 million.

Net cash used in investing activities increased by $154.1 million to $442.4 million for the year ended December 31, 2004 from $288.3 million for the year ended December 31, 2003. The increase was primarily due to a $229.9 million higher net increase in loans, offset by a $45.8 million decrease in net cash used by investment securities available for sale activity and a $22.2 million decline in cash and cash equivalents sold in sale of bank subsidiary, net of cash proceeds due to the sale of Abrams in 2003.

Financing Activities. Cash flows from financing activities include transactions and events whereby cash is obtained from depositors, creditors or investors. Net cash provided by financing activities increased by $71.6 million to $412.5 million for the year ended December 31, 2005 from $341.0 million for the year ended December 31, 2004, primarily due to $35.0 million in proceeds generated from the issuance of junior subordinated notes described in Note 12 of our audited consolidated financial statements, and a $29.6 million increase in deposit growth.

Net cash provided by financing activities increased by $163.0 million to $341.0 million for the year ended December 31, 2004 from $177.9 million for the year ended December 31, 2003, due primarily to a $184.0 million higher net increase in deposits.